Exhibit 10.1

Execution Version

SEVENTH AMENDMENT TO MASTER LEASE

This SEVENTH AMENDMENT TO MASTER LEASE (this “Amendment”) is entered into as of October 29, 2021 (the “Effective Date”), by and between MGP Lessor, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Landlord”), and MGM Lessee, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Tenant”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Master Lease (as hereinafter defined).

RECITALS

A. Landlord and Tenant have entered into that certain Master Lease dated as of April 25, 2016, as amended by that certain (i) First Amendment to Master Lease dated as of August 1, 2016, (ii) Second Amendment to Master Lease dated as of October 5, 2017, (iii) Third Amendment to Master Lease dated as of January 29, 2019, (iv) Fourth Amendment to Master Lease dated as of March 7, 2019, (v) Fifth Amendment to Master Lease dated as of April 1, 2019 and (vi) Sixth Amendment to Master Lease dated as of February 14, 2020 (as so amended, the “Master Lease”);

B. Landlord and Tenant desire to amend the Master Lease by adding MGM Springfield (“Springfield”) to the Leased Property demised pursuant to the Master Lease and Landlord desires to lease the same to Tenant and Tenant desires to lease the same from Landlord upon the terms set forth in the Master Lease as amended hereby; and

C. Landlord and Tenant desire to amend the Master Lease as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

AMENDMENT TO MASTER LEASE

1.1 Defined Terms.

(a) The following new paragraph shall be added to the existing definition of “GAAP” set forth in the Master Lease:

In connection with calculating any financial covenant or other term in this Master Lease, with respect to Springfield only, “GAAP” shall mean generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board (FASB) Accounting Standards Codification® and rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws, that are applicable to the circumstances as of the date of determination, consistently applied; provided, that, after October 29, 2021, if any change in accounting principles is required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB or the Securities and Exchange Commission and such change results in a change in the method of calculation of any financial ratio or term in this Master Lease, then Tenant and Landlord shall negotiate in good faith in order to amend such provision so as to equitably reflect such change with the desired result that the criteria for evaluation the relevant Person’s financial condition shall be the same after such change as if such change had not occurred; provided further that until such time as an amendment shall have been executed, all such financial covenants and terms in this Master Lease shall continue to be calculated or construed as if such change had not occurred.

(b) Subsection (ii) of the second sentence in the definition of “Percentage Rent” set forth in the Master Lease shall be deleted in its entirety and replaced with the following:

“(ii) for purposes of the first Percentage Rent Reset Date of April 1, 2022, the average annual Net Revenue with respect to National Harbor shall be calculated based on the period from January 1, 2017 through December 31, 2021 and the average annual Net Revenue with respect to Springfield shall be calculated based on the period from January 1, 2021 through December 31, 2021, if the Effective Date of this Amendment is on or before the first Percentage Rent Reset Date. If the Effective Date of this Amendment is subsequent to the first Percentage Rent Reset Date, then the Percentage Rent for the first Percentage Rent Reset Date shall be determined without regard to Springfield and the average annual Net Revenue with respect to Springfield shall be calculated for the period from January 1, 2022 through December 31, 2026 for purposes of the second Percentage Rent Reset Date,”.

1.2 Additional Leased Property.

(a) Landlord and Tenant hereby agree that from and after the Effective Date (i) Springfield shall be added to the “List of Facilities” set forth on Exhibit A to the Master Lease, (ii) the legal description of Springfield attached hereto as Schedule 2 (Part I) shall be added to Part I of Exhibit B to the Master Lease and the description of ground lease attached hereto as Schedule 2 (Part II) (the “Springfield Ground Lease”) shall be added to Part II of Exhibit B to the Master Lease, (iii) Springfield constitutes a portion of the Leased Property, and shall be a Facility, for all purposes under the Master Lease, as modified by this Amendment and as the same may be further amended or modified from time to time, (iv) subject to all of the terms as modified herein, Springfield shall be subject to all of the terms and conditions of the Master Lease, and (v) Springfield will be subleased by Tenant to one or more Operating Subtenants pursuant to one or more Operating Subleases in accordance with the Master Lease.

(b) Landlord and Tenant acknowledge and agree to the provisions of Section 2.7 of the Master Transaction Agreement dated as of May 11, 2021 by and among Landlord, Tenant, Blue Tarp reDevelopment, LLC (“Blue Tarp”), MGP Lessor Holdings, LLC, the Operating Partnership, Tenant’s Parent and MGM REIT (the “Springfield MTA”). In the event that Springfield is at any time required, for regulatory requirements, to be transferred to Blue Tarp or the Trust (as defined in the Springfield MTA and as further described in Section 3.1 below), Landlord agrees to be bound by such requirements and to convey Springfield in accordance with the Springfield MTA. Upon such conveyance, Springfield shall cease to be demised pursuant to the Master Lease and the provisions of Section 1.5 of the Master Lease with respect to a Removal Facility will apply thereto.

1.3 Base Rent. From and after the Effective Date, the amount set forth in the definition of “Base Rent” shall be increased by an amount equal to Twenty Seven Million Dollars ($27,000,000) (the “Base Rent Adjustment Amount”), which Base Rent Adjustment Amount shall be the Base Rent initially allocated to Springfield. The Base Rent Adjustment Amount payable during any Lease Year or portion thereof consisting of more or less than twelve (12) calendar months shall be prorated on a monthly basis such that the Base Rent Adjustment Amount that is included within the Base Rent for each calendar month is equal to the Base Rent Adjustment Amount divided by twelve (12). In the event the month in which the Base Rent Adjustment Amount takes effect is a partial month, Tenant shall pay (i) Base Rent (calculated without application of the Base Rent Adjustment Amount) for such month in accordance with Section 3.1 of the Master Lease and (ii) a portion of the Base Rent Adjustment Amount which shall be prorated on a daily basis such that the Base Rent Adjustment Amount for such calendar month is equal to the monthly Base Rent Adjustment Amount divided by the actual number of days in such month and multiplied by the number of days for which the adjustment is applicable.

1.4 Percentage Rent. From and after the Effective Date, the amount set forth in the definition of “Percentage Rent” shall be increased by an amount equal to Three Million Dollars ($3,000,000) (the “Percentage Rent Adjustment Amount”), which Percentage Rent Adjustment Amount shall be the Percentage Rent initially allocated to Springfield. The Percentage Rent Adjustment Amount payable during any Lease Year or portion thereof consisting of more or less than twelve (12) calendar months shall be prorated on a monthly basis such that the Percentage Rent Adjustment Amount that is included within the Percentage Rent for each calendar month is equal to the Percentage Rent Adjustment Amount divided by twelve (12). In the event the month in which the Percentage Rent Adjustment Amount takes effect is a partial month, Tenant shall pay (i) Percentage Rent (calculated without application of the Percentage Rent Adjustment Amount) for such month in accordance with Section 3.1 of the Master Lease and (ii) a portion of the Percentage Rent Adjustment Amount which shall be prorated on a daily basis such that the Percentage Rent Adjustment Amount for such calendar month is equal to the monthly Percentage Rent Adjustment Amount divided by the actual number of days in such month and multiplied by the number of days for which the adjustment is applicable.

1.5 Identified Subleases. In addition to the Identified Subleases indicated by letters from Landlord to Tenant dated April 25, 2016, August 2, 2016, October 5, 2017, January 29, 2019 and April 1, 2019, the definition of Identified Subleases shall also include those certain leases and/or subleases identified in a supplemental letter of even date herewith from Tenant to Landlord.

1.6 Gaming Licenses. The description of gaming licenses contained on Schedule 3 attached hereto shall be added to Exhibit D to the Master Lease.

1.7 Springfield Additional Renewal Terms.

(a) Notwithstanding Section 1.4 of the Master Lease or any other provision to the contrary, in addition to the Renewal Terms, the term of the Master Lease with respect to Springfield only may be extended for an additional four (4) Renewal Terms of five (5) years each (the “Springfield Renewal Terms”) if: (i) at least twelve (12), but not more than eighteen (18) months prior to the end of the then current Term, Tenant delivers to Landlord a notice (“Springfield Renewal Notice”) that Tenant desires to exercise its right to extend the Master Lease with respect to Springfield only for an additional five (5) year term; and (ii) no Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice (the “Springfield Exercise Date”) or on the last day of the then current Term; provided, however, that if Tenant fails to deliver to Landlord a Notice prior to the date that is twelve (12) months prior to the then current expiration date of the Term that Tenant does not intend to renew the Master Lease with respect to Springfield, then it shall automatically and without further action be deemed for all purposes that Tenant has delivered the Springfield Renewal Notice. During any such Springfield Renewal Term, (i) Landlord and Tenant acknowledge and agree that the Master Lease shall remain in full force and effect with respect to Springfield only, (ii) except as otherwise specifically provided for herein, all of the terms and conditions of the Master Lease shall remain in full force and effect with respect to Springfield only, and (iii) all references herein and calculations made pursuant to the Master Lease shall apply to Springfield only, including, without limitation the calculation of Rent.

(b) From and after the date on which the Master Lease expires for all other Facilities other than Springfield, Base Rent and Percentage Rent shall be equal to the Allocable Rent Amount for Springfield (including Base Rent and Percentage Rent).

(c) During each Lease Year of the first two (2) Springfield Renewal Terms (each, a “Springfield Fixed Renewal Term”), Base Rent shall be an annual amount equal to the amount determined pursuant to Section 1.4(c) of the Master Lease (after taking into account the preceding subparagraph 1.7(b)). For each Springfield Renewal Term after the Springfield Fixed Renewal Terms, the Base Rent shall be the Fair Market Rent in respect of Springfield, which shall be determined pursuant to and in accordance with the definition of “Fair Market Rent” set forth in the Master Lease.

(d) During each Lease Year of each Springfield Renewal Term, Percentage Rent shall continue to be equal to the Percentage Rent determined pursuant to and in accordance with the definition of “Percentage Rent” set forth in the Master Lease (after taking into account the preceding subparagraph 1.7(b)), provided, however, the Percentage Rent Reset Dates shall be each of April 1, 2047, April 1, 2052, April 1, 2057 and April 1, 2062.

1.8 Additional Ground Lease Provisions.

(a) Section 8.4(c) of the Master Lease is hereby amended by adding the following sentences to the end thereof:

Landlord shall (a) not amend or modify any of the terms of any Ground Lease without the prior written consent of Tenant and (b) at the request of Tenant, Landlord shall enter into any amendments to any Ground Lease requested by Tenant so long as such amendments would not reasonably be expected to materially increase Landlord’s monetary obligations under such Ground Lease or materially affect Landlord’s rights or remedies under the Master Lease or such Ground Lease.

(b) Section 8.4 of the Master Lease is hereby amended by adding the following new subsection (e) to the end thereof:

(i) Tenant shall have the right to take any and all actions and make all decisions which Lessee (as such term is defined in the Springfield Ground Lease) has the right to take or do under the Springfield Ground Lease. Landlord shall reasonably cooperate with Tenant with respect to all such actions and decisions.

(ii) Landlord (which, for the avoidance of doubt, includes its successors and assigns) agrees that it shall at all times continue to own and control one hundred percent (100%) of the ownership interests in MGM Springfield ReDevelopment, LLC, a Massachusetts 121A limited liability company (the “121A Entity”).

(iii) Upon a cancellation, expiration or termination of the Springfield Ground Lease for any reason whatsoever, Landlord shall and shall cause the 121A Entity, and Tenant shall have the right to require Landlord and the 121A Entity, to lease to Tenant all of Landlord’s right, title, and interest in and to Springfield, including, without limitation, the fee simple interest in Springfield pursuant to all of the same terms and conditions of the Master Lease and without any adjustment to the Rent or other terms of the Master Lease or other consideration. Upon any such event, Landlord and Tenant will reasonably enter into an amendment to the Master Lease to reflect the foregoing and the addition of Springfield fee interest to the Master Lease. Such amendment shall be effective as of the date of cancellation, expiration or termination of the Springfield Ground Lease.

(iv) Landlord agrees that it shall not sell, assign or transfer (a) all or any portion of its leasehold interest in the Springfield Ground Lease to any party without simultaneously selling, assigning or transferring its interest in the 121A Entity (i.e., its indirect fee interests in Springfield) to such party or (b) all or any portion of its interest in the 121A Entity (i.e., its indirect fee interests in Springfield) to any party without simultaneously selling, assigning or transferring its leasehold interest in the Springfield Ground Lease to such party, both of which shall be transferred together as a unit. The provisions of this subsection (iv) shall be binding on any assignee or transferee of the Springfield Property and Landlord further agrees that it shall be a condition to any such assignment or transfer that any such assignee or transferee agrees to be bound by the provisions of this Section 8.4(e).

1.9 Tax Agreements. A new Section 8.5 is added to the Master Lease as follows:

8.5 Tax Agreements.

(a) Tenant shall have the right to cause Landlord to take any and all actions and make all decisions which Landlord has the right to take or do under any tax agreement related to any Facility. Landlord shall reasonably cooperate with Tenant with respect to all such actions and decisions.

(b) Landlord shall enter into any new tax agreement related to any Facility or enter into any amendments to any tax agreement related to any Facility reasonably requested by Tenant so long as such agreements or amendments would not reasonably be expected to materially increase Landlord’s monetary obligations under such tax agreement or materially affect Landlord’s rights or remedies under the Master Lease or such tax agreement.

ARTICLE II

REAFFIRMATION OF GUARANTY

2.1 Reaffirmation of Guaranty. By executing this Amendment, Guarantor acknowledges and agrees that Tenant’s obligations under the Master Lease have been modified by this Amendment and therefore Guarantor’s Obligations (as defined in the Guaranty) have been modified by this Amendment. Guarantor hereby reaffirms the Guaranty and Guarantor’s Obligations thereunder, as modified by this Amendment.

ARTICLE III

MASSACHUSETTS REGULATORY REQUIREMENTS

3.1 Massachusetts Regulatory Requirements. Adding Springfield to the Leased Property of the Master Lease requires certain Massachusetts regulatory filings and approvals including applications to determine suitability of MGP and each of its subsidiaries and controlled affiliates as determined by the Massachusetts Gaming Commission (“Commission”) pursuant to 205 CMR 115 and Interim Authorization pursuant to 205 CMR 116.10. Interim Authorization to add Springfield to the Leased Property of the Master Lease is subject to the Commission’s right to order that Springfield be transferred back to Blue Tarp or to the Springfield Nominee Trust if the Commission has reasonable cause to believe that MGP or any of its subsidiaries or controlled affiliates may be found unsuitable. Landlord and Tenant agree to file timely applications for determinations of suitability, Interim Authorization and follow all lawful directives from the Commission.

ARTICLE IV

MISCELLANEOUS

4.1 No Further Amendment. The Master Lease shall remain in full force and effect, unmodified, except as expressly set forth in Articles I – III above.

4.2 Governing Law. Subject to Section 41.5 of the Master Lease, this Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to conflicts of laws principals.

4.3 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, this Seventh Amendment to Master Lease has been executed by Landlord and Tenant as of the date first written above.

LANDLORD:

MGP Lessor, LLC, a Delaware limited liability company

By:	/s/ James C. Stewart
Name: James C. Stewart
Title: Chief Executive Officer

TENANT:

MGM Lessee, LLC, a Delaware limited liability company

By:	/s/ Jonathan Halkyard
Name: Jonathan Halkyard
Title: Chief Financial Officer and Treasurer

Guarantor executes this Amendment solely for the purposes of the acknowledgment and reaffirmation of Guaranty contained in Article 2 hereof.

GUARANTOR:

MGM RESORTS INTERNATIONAL, a Delaware corporation

By:	/s/ Jonathan Halkyard
Name: Jonathan Halkyard
Title: Chief Financial Officer and Treasurer

SCHEDULE 2 (PART I)

LEGAL DESCRIPTION OF SPRINGFIELD

LOT 1

A certain parcel of land situated within the block formed by Main Street, Union Street, East Columbus Avenue and Main Street in the City of Springfield, County of Hampden, Commonwealth of Massachusetts, bounded and described as follows:

Beginning at the Northerly most point of the lot to be described hereafter; thence

S50°52’48“E	Two hundred eight and twenty-three hundredths feet (208.23’) to a point; thence

S45°44’56“E	Three hundred thirty-one and sixty-one hundredths feet (331.61’) to a point; thence

S43°10’27’W	One hundred eighty-two and twenty-one hundredths feet (182.21’) to a point of curvature; thence

Southwesterly

Along an arc to the right having a radius of twenty and no hundredths feet (20.00’), an arc length of eighteen and sixty hundredths feet (18.60’), a chord length of seventeen and ninety-four hundredths feet (17.94’) and a chord bearing of S69°49’ l 3“W to a point of reverse curvature; thence

Southwesterly

Along an arc to the left having a radius of thirty-six and no hundredths feet (36.00’), an arc length of one hundred twenty-two and six hundredths feet (122.06’), a chord length of seventy-one and forty-four hundredths feet (71.44’) and a chord bearing of S00°39’3 l “E to a point of non-tangency; thence

S46°49’33“E	Eight and three hundredths feet (8.03’) to a point; thence

S47°30’32“E	Two hundred thirty-eight and eighty-five hundredths feet (238.85’) to a point; thence

N43°21’15“E

Two hundred forty-one and fifty hundredths feet (241.50’) to a point; thence S45°44’56“E One hundred six and ninety-one hundredths feet (106.91 ’) to a point; thence S30°3l ‘25“W Fifteen and no hundredths feet (15.00’) to a point; thence

S42°41’SS“W	Three hundred forty-eight and no hundredths feet (348.00”) to a point; thence

S46°19’02“W	One hundred fifty-five and no hundredths feet (155.00’) to a point; thence

S42°37’25“W	One hundred fifteen and no hundredths feet (115.00’) to a point of curvature; thence

Southwesterly

Along an arc to the left having a radius of two hundred fifty and no hundredths feet (250.00’), an arc length of sixty-seven and forty-nine hundredths feet (67.49’), a chord length of sixty-seven and twenty-nine hundredths feet (67.29’) and a chord bearing ofS34°53’22“W to a point of tangency; thence

S27°09’ 19“W	Thirty-four and no hundredths feet (34.00’) to a point; thence

N47°13’58“W	Three hundred sixty-four and thirty-five hundredths feet (364.35’) to a point; thence

N45°44’56“W	Forty-nine and forty-eight hundredths feet (49.48’) to a point; thence

S42°59’19“W	One hundred forty-two and fifty-three hundredths feet (142.53’) to a point; thence

N48°19’48“W	One hundred forty-one and seventy-three hundredths feet (141.73’) to a point; thence

S43°46’56“W	Thirty-three and thirty-three hundredths feet (33.33’) to a point; thence

N49°13’21“W	Forty-six and sixty-four hundredths feet (46.64’) to a point of curvature; thence

Northwesterly

Along an arc to the right having a radius of fifty and no hundredths feet (50.00’), an arc length of seventy-nine and ninety-eight hundredths feet (79.98’), a chord length of seventy- one and seventy-two hundredths feet (71.72’) and a chord bearing of N03°23’40“W to a point of tangency; thence

N42°26’00“E	Three hundred eight-two and sixty-one hundredths feet (382.61’) to a point; thence N48°10’00“W Two hundred sixty-three and thirty-seven hundredths feet (263.37’) to a point; thence

Northwesterly

Along an arc to the right having a radius of twenty and no hundredths feet (20.00’), an arc length of thirty-one and fifty-five hundredths feet (31.55’), a chord length of twenty-eight and thirty-eight hundredths feet (28.38’) and a chord bearing of N02°58’23“W to a point of tangency; thence

N42°13’15“E	Eighteen and seventy-five hundredths feet (18.75’) to a point; thence

N41°54’09“E	Four hundred forty-nine and seventy-six hundredths feet (449.76’) to the point of beginning.

The above described parcel contains an area of area of 584,008 square feet (13.41 acres), more or less, and is more particularly shown as “Lot 1” on a plan entitled “Approval Not Required - MGM Springfield—State Street, Bliss Street, Howard Street, MGM Way, Union Street, Main Street, East Columbus Avenue, Springfield, MA”. Dated March 1, 2018 and revised on April 11, 2018. Prepared for Blue Tarp reDevelopment, LLC. Prepared by Allen & Major Associates, Inc. Said Plan is filed in Plan Book 382, Page 83 at the Hampden County Registry of Deeds.

LOT 2

A certain parcel of land situated within the block formed by Main Street, Union Street, East Columbus Avenue and Main Street in the City of Springfield, County of Hampden, Commonwealth of Massachusetts, bounded and described as follows:

Beginning at the Southwesterly most point of the lot to be described hereafter; thence

N42°13’ 15“E	Forty and forty-five hundredths feet (40.45’) to a point; thence

Northeasterly

Along an arc to the right having a radius of twenty and no hundredths feet (20.00’), an arc length of thirty-one and twenty-eight hundredths feet (31.28’), a chord length of twenty-eight and nineteen hundredths feet (28.19’) and a chord bearing of N87°01 ‘37“E to a point of tangency; thence

S48°10’00“E	Eighty-seven and eighteen hundredths feet (87.18’) to a point; thence

S42°01’55“W	Sixty and sixty-five hundredths feet (60.65’) to a point; thence

N47°59’05“W	One hundred seven and twenty-four hundredths feet (107.24’) to the point of beginning.

The above described parcel contains an area of area of 6,395 square feet (0.15 acres), more or less, and is more particularly shown as “Lot 2” on a plan entitled “Approval Not Required—MGM Springfield—State Street, Bliss Street, Howard Street, MGM Way, Union Street, Main Street, East Columbus Avenue, Springfie1d, MA”. Dated March 1, 2018 and revised on April 11, 2018. Prepared for Blue Tarp reDevelopment, LLC. Prepared by Allen & Major Associates, Inc. Said Plan is filed in Plan Book 382, Page 83 at the Hampden County Registry of Deeds.

SCHEDULE 2 (PART II)

DESCRIPTION OF GROUND LEASE FOR SPRINGFIELD

Ground Lease by and between MGM Springfield ReDevelopment, LLC, a Massachusetts 121A corporation, as landlord, and Blue Tarp ReDevelopment, LLC, a Massachusetts limited liability company (“Blue Tarp”), as tenant, dated as of August 8, 2018, (i) as assigned by Blue Tarp to MGM Growth Properties Operating Partnership LP, a Delaware limited partnership (the “OP”), pursuant to that certain Assignment and Assumption of Ground Lease of even date herewith, (ii) as subsequently assigned by the OP to MGP Lessor Holdings, LLC, a Delaware limited liability company (“Landlord Holdings”), pursuant to that certain Assignment and Assumption of Ground Lease of even date herewith, and (iii) as subsequently assigned by Landlord Holdings to MGP Lessor, LLC, a Delaware limited liability company, pursuant to that certain Assignment and Assumption of Ground Lease of even date herewith.

SCHEDULE 3

GAMING LICENSES

Blue Tarp reDevelopment, LLC’s Massachusetts Category 1 Gaming License for Region B